Exhibit 4.18

SERVICE AGREEMENT

THIS AGREEMENT (“Agreement”) is executed on 31st Mar, 2023, by and between U Power Limited, a Cayman Island business company incorporated under the laws of the Cayman Island with limited liability (the “Company”) and Liberty Asset Management Capital Limited, a Hong Kong business company incorporated under the laws of the Hong Kong with limited liability (the “Consultant”).

WHEREAS:

1.	The Consultant is in the business of providing business planning and strategic advisory services for companies listing in the United States;

2.	The Company has business plan (including proposal to list its shares on NASDAQ/ NYSE);

3.	The Company desires to retain the Consultant as an independent consultant and to assist the Company in area that Consultant has expertise; and

4.	The Company acknowledges that the Consultant is independent without any licenses with SEC and is not registered with any other financial regulatory authorities.

5.	The parties agree that this Agreement reflects the entire understanding and agreement between the parties hereto.

NOW, THEREFORE, in consideration of the premises and promises, warranties and representations herein contained, it is agreed as follows:

1.	DUTIES. The Company hereby engages the Consultant and the Consultant hereby accepts engagement as a consultant. It is understood and agreed, and it is the express intention of the parties to this Agreement, that the Consultant is an independent contractor and not an employee of the Company for any purpose whatsoever. Consultant shall have no authority to bind the Company or incur other obligations on behalf of the Company. Consultant shall perform all duties and obligations as described on Exhibit A hereto and agrees to be available at such times as may be scheduled by the Company. It is understood, however, that the Consultant will maintain Consultant’s own business in addition to providing services to the Company. The Consultant agrees to promptly perform all services required of the Consultant hereunder in an efficient, professional, trustworthy and businesslike manner. A description of the Consultant’s services is attached hereto as Exhibit A and incorporated by reference herein. In such capacity, Consultant will utilize only materials, reports, financial information or other documentation that is approved in writing in advance by the Company.

2.	NON-EXCLUSIVITY. The Company acknowledges that the Consultant is not providing its services exclusively to the Company. The Company further waives any conflict inherent in the Consultant’s ordinary course of business and Consultant’s. provision of services to the Company.

3.	DUE CARE. The Consultant agrees to promptly perform all services required of the Consultant with due care and skill. In such capacity, Consultant will utilize materials, reports, financial information or other documentation that is approved by the Company.

4.	COMPENSATION. For services rendered hereunder, the Consultant shall be entitled to a service fee (the “Service Fee”) in the form of [USD 2,000,000], to be issued/ transferred to the consultant or its nominee(s) within 5 working days after the company’s listing day.

5.	CONFIDENTIALITY. All knowledge and information of a proprietary and confidential nature relating to the Company which the Consultant obtains during the Consulting period, from the Company or the Company’s employees, agents or consultants shall be for all purposes regarded and treated as strictly confidential for so long as such information remains proprietary and confidential and shall be held in trust by the Consultant solely for the Company’s benefit and use and shall not be directly or indirectly disclosed by the Consultant to any person without the prior written consent of the Company, which consent may be withhold by the Company in its sole discretion.

6.	REPRESENATIONS. For purposes of this Agreement, the Consultant represents as follows:

a.	The Consultant has adequate means of providing for the Consultant’s current needs and possible personal contingencies.

b.	The Consultant does not have a preexisting personal or business relationship with the Company or any of its directors or executive officers, or by reason of any business or financial experience or the business or financial experience of any professional advisors who are unaffiliated with and who are compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly.

c.	The Consultant has not been furnished any offering literature and has not been otherwise solicited by the Company.

d.	The Consultant agrees that it will only disclose information regarding the Company that was specifically provided to it by the Company for dissemination and will keep confidential any information marked as such by the Company. The Consultant will not use information acquired by it about the Company for any purpose that does not relate to work requested by the Company.

7.	TERM AND TERMINATION. This agreement shall be valid for a term of TWO years from the execution date and will be extendable with the company and the consultant’s mutual agreement. After the first sixty (60) days following the date of this Agreement, either party may terminate this Agreement at any time with or without cause with 30 days written notice to the other party. Should the Consultant default in the performance of this Agreement or materially breach any of its provisions, the Company may, in its sole discretion, terminate this Agreement immediately upon written notice to the Consultant.

8.	ABSENCE OF WARRANTIES AND REPRESENTATIONS. Each party hereto acknowledges that they have signed this Agreement without having relied upon or being induced by any agreement, warranty or representation of fact or opinion of any person not expressly set forth herein. All representations and warranties of either party contained herein shall survive its signing and delivery.

9.	GOVERNING LAW. This Agreement is governed by and shall be construed in all respects in accordance with the laws of Hong Kong. Any dispute, controversy or claim arising out of or relating to these Terms and Conditions, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to and finally resolved by arbitration in Hong Kong by the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the time when the notice of arbitration is submitted. The law of this arbitration clause shall be construed and enforced in accordance with Hong Kong law. The seat of arbitration shall be in Hong Kong. The number of arbitrators shall be one (1). The arbitral proceedings shall be conducted in English, and the arbitral award shall be final and binding on the parties to such proceedings.

10.	VALIDITY. If any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity enforceability of any other paragraph, sentence, term and provision hereof. To the extent required, any paragraph, sentence, term or provision of this Agreement may be modified by the parties hereto by written amendment to preserve its validity.

11.	ON-DISCLOSURE OF TERMS. The terms of this Agreement shall be kept confidential by both parties, and no party, representative, attorney or family member shall reveal its contents to any third party except as required by law or as necessary to comply with law or preexisting contractual commitments.

12.	MULTIPLE COPIES OR COUNTERPARTS OF AGREEMENT. This Agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document. Further, this Agreement may be signed by the parties and copies hereto delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties’ signatures are not delivered.

13.	LIABILITY FOR EXPENSES. All fees and costs incurred in relation to the services provided by the Consultant pursuant to this Agreement shall be the responsibility of the Consultant, except those fees and costs previously approved in writing by an authorized representative of the Company.

14.	OTHER ENGAGEMENTS. The Company acknowledges that Consultant is and will be acting as a consultant to other business enterprises seeking investor relations and/or other services normally provided by Consultant and agrees that Consultant’s provision of services to such enterprises shall not constitute a breach hereof or of any duty owed to the Company by virtue of this Agreement.

15.	HEADINGS. Headings used throughout this Agreement are for reference and convenience and in no way define by presentation, limit or describe the scope or intent of this Agreement.

16.	ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and cannot be altered or amended except by an amendment duly executed by all parties hereto. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and personal representatives of the parties.

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

The Consultant agrees, to the extent reasonably required in the conduct of its business with the Company, to provide services to the Company including, but not limited, to, the following:

(i)	Liaise with the lead underwriter, deal manager, investment banker, counsel, auditor and any other professional parties during listing process;

(ii)	Assist to perform KYC procedures with lead underwriter;

(iii)	Facilitate in due diligence on business, operations, management, principal holders, financial condition;

(iv)	Facilitate the formation process of US listing vehicle;

(v)	Provide support and assistance in relation to shareholders’ structure or capitalization;

(vi)	Liaise with the establishment of the board of directors and directors’ remuneration package;

(vii)	Coordinate and introduce the major professional counterparties;

(viii)	Provide support and assistance in the readiness of Registration Statement (Form S-1);

(ix)	Facilitate and provide support to the whole process of the listing exercise;

(x)	Facilitate follow on fund raising after the company is officially listed.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement effective as of the date first written above.

U POWER LIMITED (the “Company”)

Date: 31st Mar, 2023

Liberty Asset Management Capital Limited (the “Consultant”)

Date: 31st Mar, 2023

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